Exhibit 5.1

June 11, 2025

AirSculpt Technologies, Inc.

1111 Lincoln Road, Suite 802

Miami Beach, FL 33139

Re:	AirSculpt Technologies, Inc.
Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to AirSculpt Technologies, Inc. (the “Company”) in connection with the Underwriting Agreement, dated June 9, 2025 (the “Agreement,” which definition includes all listed exhibits and schedules thereto) entered into by and between the Company and Leerink Partners LLC, as representative of the underwriter (the “Underwriter”), which provides for, among other things, the offer and sale by the Company of 3,160,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), and, at the option of the Underwriter, up to an additional 474,000 shares of Common Stock (the “Option Shares,” and, together with the Firm Shares, the “Shares”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-285825) for the registration of the Shares and other securities of the Company initially filed by the Company on March 14, 2025 with the Securities and Exchange Commission (the “Commission”) and declared effective on March 24, 2025, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated March 24, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the prospectus supplement, dated June 9, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Shares, (iv) an executed copy of the Agreement, (v) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated Bylaws of the Company, as amended to date, and (vii) certain resolutions of the Board of Directors of the Company relating to the registration and offering of the Shares (the “Board Resolutions”).

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, upon issuance pursuant to the terms of the Agreement and in accordance with the Board Resolutions, the Shares will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement (as an exhibit to a Current Report on Form 8-K dated June 11, 2025 that is incorporated by reference into the Registration Statement). In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.